Exhibit 10(o)

WD-40 COMPANY

2016 STOCK INCENTIVE PLAN

FY 20__ RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND ACCEPTANCE

Number of RSU Shares:  The Total “Vest Quantity” Shown Above

Period of Restriction:  Three Year Vesting

Vesting / Settlement Dates:  See Below

FY 20__ RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Grant Notice and Acceptance (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation (the “Company”), has awarded to you Restricted Stock Units (“RSUs”) under the WD-40 Company 2016 Stock Incentive Plan (the “Plan”) with respect to the number of Shares of the Company’s Common Stock indicated in your Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your RSUs are as follows:

1. Number of Shares.  The number of Shares to be issued to you upon settlement of your RSUs (your “RSU Shares”) as referenced in your Grant Notice may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.

2. No Payment of Dividend Equivalents.  Dividend Equivalents are not payable with respect to your RSUs.  Following the issuance of your RSU Shares as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.

3. Vesting.  Your RSUs vest over a period of three years from the Date of Grant.  The number of RSUs vesting on each vesting date is set forth on your Grant Notice.  The vesting date for each fiscal year (the “vesting year”) will be the earlier of the date that is the 3rd business day following the Company’s public release of its annual earnings for the immediately preceding fiscal year or November 15 of the vesting year as specified in your Grant Notice (each such annual vesting date, a “Scheduled Vesting Date”).  Except as otherwise provided for herein or in the Plan or a written agreement between you and the Company, RSUs that are not vested as of the effective date of the termination of your employment with the Company or a Subsidiary for any reason (“Termination of Employment”), including resignation or termination by the Company or Subsidiary, shall be forfeited.

4. Vesting on Retirement, Death or Disability.  All of your RSUs shall be immediately vested and the RSU Shares shall be issued to you as provided for in Paragraph 6 of this Agreement in the event of your Termination of Employment by reason of death, Disability or Retirement (as hereinafter defined).  “Retirement,” for purposes of this Agreement, means your Termination of Employment (for any reason other than termination by the Company or a Subsidiary for Cause): (i) after attainment of age sixty-five (65), or (ii) after attainment of age fifty-five (55) provided that you have been in Continuous Service with the Company or a Subsidiary for not less than ten (10) years. “Disability,” for purposes of this Agreement, means a permanent and total disability under Section 22(e)(3) of the Code, provided that such disability also qualifies as a “disability” for purposes of Section 409A of the Code (“Section 409A”).

5. Change in Control Vesting.  The provisions of Section 19 of the Plan shall apply in the event of a Change in Control of the Company.   Vesting of your RSUs upon Termination of Employment for “good reason”

following a Change in Control shall also be provided for if specifically provided for in a written employment or severance agreement between you and the Company.  In the event your RSUs vest pursuant to Section 19 of the Plan, the RSU Shares shall be issued to you as provided for in Paragraph 6 of this Agreement.

6. Delivery of Shares.  Subject to Paragraphs 7, 10 and 13 of this Agreement, your vested RSU Shares shall be settled solely in an equivalent number of whole Shares issued to you on the earliest to occur of (each a “Settlement Date”):

(a) if this is a Section 409A Compliant Award (as defined below):
(i)	on or within thirty (30) days following the Scheduled Vesting Date on which such RSU Shares vest pursuant to the terms of this Agreement;
(ii)

in the event of your Termination of Employment (other than by reason of your death) prior to the final Scheduled Vesting Date, on the date that is six (6) months and one day following the effective date of your Termination of Employment; or

(iii)

in the event of your death prior to the final Scheduled Vesting Date, within thirty (30) days following the day of your death (which RSU Shares shall be issued to your designated Beneficiary (as hereinafter defined); or

(b) if this is not a Section 409A Compliant Award:
(i)	on or within thirty (30) days following the Scheduled Vesting Date on which such RSU Shares vest pursuant to the terms of this Agreement;
(ii)

in the event of your Termination of Employment (other than by reason of your death) prior to the final Scheduled Vesting Date, on or within thirty (30) days following the effective date of your Termination of Employment;

(iii)

in the event of your death prior to the final Scheduled Vesting Date, on or within thirty (30) days following the day of your death (which RSU Shares shall be issued to your designated Beneficiary (as hereinafter defined); or

(iv)	to the extent the RSU Shares vest upon a Change in Control of the Company pursuant to Section 19 of the Plan, on or within thirty (30) days following the date of the Change in Control.

7. Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, Shares may not be issued upon settlement of this award unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of such Shares must also comply with other applicable laws and regulations governing such Shares, and the issuance of such Shares may be delayed if the Committee or the Board determines that such issuance would not be in compliance with such laws and regulations, provided that issuance of the Shares shall be completed as soon as reasonably practicable following the first date on which the Company anticipates or should reasonably anticipate that issuing the Shares would not cause a violation or such earlier date as required to avoid causing this award to fail to be exempt from or to otherwise comply with Section 409A of the Code.

8. Transferability.  Your RSUs are not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the Shares upon settlement of this award payable as of the date of your death, if any.

9. Agreement Not a Service Contract or Obligation to Continue Service.   This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time.  In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.

10. Withholding of RSU Shares to Cover Tax Withholding Obligations.

(a) At the time of issuance of the Shares issuable upon settlement of this award (or earlier, if applicable), to the extent required by law or applicable regulation,  the Company shall withhold from the Shares otherwise issuable to you a number of whole Shares having a Fair Market Value as of the Settlement Date (or earlier, if applicable),  equal to the minimum amount of taxes required to be withheld by law.  The Fair Market Value of the withheld whole number of Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company on your behalf.

(b) Your Shares may not be issued unless the tax withholding obligations of the Company, if any, are satisfied.  Accordingly, the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for.  Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or Subsidiary the full amount due.

11. Notices.   Any notices provided for in the Plan or this Agreement shall be given electronically or in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. Governing Plan Document.   This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement.  This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

13. Code Section 409A Compliance.  To the extent applicable, it is intended that this award and the Plan comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or this award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary in this Agreement, if this is not a Section 409A Compliant Award, in no event will the Shares issuable pursuant to this award be issued later than March 15th of the calendar year following the calendar year in which the RSUs have vested.

(a) Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon your Termination of Employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(b) Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Shares issuable to you pursuant to this award shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (y) the date of your death.  Upon the first business day following the expiration of the applicable foregoing period, all Shares deferred pursuant to the preceding sentence shall be issued to you (or your estate or beneficiaries), and any remaining Shares due to you under this Agreement shall be paid as otherwise provided herein.

(c) Your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(d) Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

(e) This award will be a “Section 409A Compliant Award” if (i) you will be eligible for Retirement at any time prior to the final Scheduled Vesting Date, (ii) you are a party to an executive Change in Control Severance Agreement with the Company as applicable for Executive Officers at any time prior to the final Scheduled Vesting Date, or (iii) this award otherwise constitutes “nonqualified deferred compensation” for purposes of Section 409A.

END OF RESTRICTED STOCK UNIT AGREEMENT

(Refer to RSU Award Grant Notice and Acceptance for Specific Grant Information)